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                                                                     EXHIBIT 5.1

                          [VINSON & ELKINS LETTERHEAD]

                                 June 16, 1997

ICO, Inc.
11490 Westheimer
Suite 1000
Houston, Texas 77077

Ladies and Gentlemen:

     We have acted as counsel to ICO, Inc., a Texas corporation ("ICO"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed on even date herewith with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to ICO's offer to exchange (the "Exchange Offer") up to $120,000,000 aggregate principal amount of ICO's 10 3/8% Senior Notes due 2007, Series B (the "Notes"), for a like principal amount of ICO's 10 3/8% Senior Notes, Series A (the "Series A Notes") presently outstanding pursuant to the Exchange Offer contemplated by the Registration Statement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of ICO, each as amended to the date hereof, (ii) the Indenture (the "Indenture") dated as of June 9, 1997 between ICO and Fleet National Bank, as Trustee, filed as an exhibit to the Registration Statement, and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (ii) all Notes will be issued in exchange for Series A Notes pursuant to the Exchange Offer in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

     Based on the foregoing, we are of the opinion that:

          1. ICO has been duly incorporated and is validly existing and in good standing under the laws of the State of Texas.

          2. When (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (ii) such Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable terms of the Exchange Offer, such Notes will be legally issued and will constitute valid and binding obligations of ICO, enforceable against ICO in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.

     The foregoing opinions are limited in all respects to the laws of the State of Texas, the laws of the State of New York and federal laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                          Very truly yours,

                                              /s/ VINSON & ELKINS L.L.P.
                                          --------------------------------------

                                          VINSON & ELKINS L.L.P.